Consent of Independent Accountants


We hereby consent to the inclusion in Pre-Effective Amendment No. 2 to the registration statement on Form N-1A (the "Registration Statement") of our report dated September 21, 1999, relating to the financial statements of Jacob Internet Fund (constituting the Jacob Internet Fund Inc.). We also consent to the references to our firm in the Prospectus and Statement of Additional Information.




/s/PricewaterhouseCoopers LLP
September 29, 1999